1. Name and Address of Reporting Person
   Heisler, Jr., Robert B.
   76 South Main Street
   Akron, OH 44308
   USA
2. Issuer Name and Ticker or Trading Symbol
   FirstEnergy Corp. (FE)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   1/2003 R1
5. If Amendment, Date of Original (Month/Day/Year)
   01/22/2003
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $31.69                                               01/01/2011 Common                      5096     D
(Right to buy)                                                                 Stock
Stock Options  $31.7438                                             01/01/2009 Common                      5110     D
(Right to buy)                                                                 Stock
Phantom Stock  1 <F1>   01/21/2003 A         317          <F3>       <F3>      Common  317      $31.5900   10319.45 I       By Key
Units                   <F2>                                                   Stock                       38 <F4>          Trust
Phantom Stock  1 <F1>   01/22/2003 A         112.2        <F3>       <F3>      Common  112.2461 $31.3200   10431.69 I       By Key
Units                   <F5>                 461                               Stock                       99 <F6>          Trust

Explanation of Responses:

<F1>
1 for 1
<F2>
The deemed execution date for this transaction is January 22, 2003
<F3>
In accordance with the terms and conditions of the Amended FirstEnergy Corp. Deferred Compensation Plan for Directors.
<F4>
Represents number of shares beneficially owned as of January 22, 2003
<F5>
The deemed execution date for this transaction is January 23, 2003
<F6>
Represents number of shares beneficially owned as of January 23, 2003

SIGNATURE OF REPORTING PERSON
/s/ Robert B. Heisler, Jr.

DATE
01/23/2003